UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):
September 18, 2009

American Realty Capital Trust, Inc.
 (Exact Name of Registrant as Specified in Its Charter)

Maryland
 (State or Other Jurisdiction of Incorporation)

333-145949	71-1036989
(Commission File Number)	(IRS Employer Identification No.)

106 Old York Road Jenkintown, PA	19046
(Address of Principal Executive Offices)	(Zip Code)

(215) 887-2189 (Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01        Completion of Acquisition of Assets.

CVS Caremark Corporation Store Locations

On September 18, 2009, the Company acquired a portfolio of ten newly-constructed retail stores (the “Stores”) directly from CVS Caremark Corporation (“CVS”).  The Stores contain an aggregate of 131,105 square feet, located in 9 states - Illinois, South Carolina, Texas, Georgia, Michigan, New York, Arizona, North Carolina and California.  The aggregate purchase price is approximately $40.8 million, inclusive of all closing costs and fees.

Address	City	State	Purchase Price	Approximate Compensation to Advisor and Affiliates
2250 41st Street	Moline	IL	$4,748,926
1002 Sams Crossing Rd	Columbia	SC	3,236,033
1000 E. Sandy Lake Dr.	Coppell	TX	5,875,437
800 East West Connector SW	Smyrna	GA	4,725,169
133 East Dunlap	Northville	MI	4,574,854
653 Route 9	Wilton	NY	4,305,659
6356 West Belmont	Chicago	IL	3,566,663
1625 N. 44th Street	Phoenix	AZ	3,527,631
11 River Ridge Drive	Asheville	NC	1,894,084
2135 North Dinuba Blvd	Visalia	CA	3,069,405
Total			$39,523,861	$633,000

The primary lease term under this net lease arrangement is twenty-five years, having commenced simultaneous with closing, and provides for two fixed-rent options of five years each, plus eight fair market value options of five years each.  The average annual base rent on a straight-line basis over the initial lease term is approximately $3.4 million.

Address	City	State	Total Square Feet Leased	Rent Per Square Foot	Year 1 Rent	Initial Lease Term (Years)(1)
2250 41st Street	Moline	IL	13,225	$30.78	$406,983
1002 Sams Crossing Rd	Columbia	SC	11,945	23.22	277,328
1000 E. Sandy Lake Dr.	Coppell	TX	12,900	39.03	503,525
800 East West Connector SW	Smyrna	GA	12,900	31.39	404,947
133 East Dunlap	Northville	MI	17,847	21.97	392,065
653 Route 9	Wilton	NY	13,225	27.90	368,995
6356 West Belmont	Chicago	IL	10,880	28.09	305,663
1625 N. 44th Street	Phoenix	AZ	13,013	23.23	302,318
11 River Ridge Drive	Asheville	NC	11,945	13.59	162,323
2135 North Dinuba Blvd	Visalia	CA	13,225	19.89	263,048
Total			131,105	$25.84	$3,387,195	25

(1) Lease will expire in September 2034.

The purchase price is comprised of a combination of proceeds from the sale of common shares and proceeds received from a ten-year non-recourse, fixed-rate first mortgage loan totaling approximately $23.8 million from Western & Southern Life Assurance Company.  The fixed interest rate is 6.875% for the initial five years of the loan term.

Mortgage Debt Amount	Rate	Maturity Date
$23,750,000	6.875%	September 2019

CVS, a pharmacy services company, provides prescriptions and related healthcare services in the United States. CVS operates through two segments, Pharmacy Services and Retail Pharmacy. The Pharmacy Service segment provides a range of prescription benefit management services, including mail order pharmacy services, specialty pharmacy services, plan design and administration, formulary management, and claims processing. This segment serves primarily employers, insurance companies, unions, government employee groups, managed care organizations and other sponsors of health benefit plans, and individuals. As of December 31, 2008, the Pharmacy Services segment operated 58 retail specialty pharmacy stores, 19 specialty mail order pharmacies, and 7 mail service pharmacies located in 26 states of the United States, Puerto Rico, and the District of Columbia. The Retail Pharmacy Segment sells prescription drugs, over-the-counter drugs, beauty products and cosmetics, photo finishing, seasonal merchandise, greeting cards, and convenience foods through its pharmacy retail stores, and online. This segment also provides health care services. As of December 31, 2008, this segment operated 6,923 retail drugstores located in 41 states and the District of Columbia; and 560 retail health care clinics in 27 states. CVS was founded in 1892 and is headquartered in Woonsocket, Rhode Island.  CVS Caremark Corporation stock is listed on the New York Stock Exchange (NYSE: “CVS”), and has a credit rating of BBB+ by Standard & Poor’s.

CVS currently files its financial statements in reports filed with the Securities and Exchange Commission, and the following summary financial data regarding CVS are taken from such filings.

(Amounts in millions)	Six Months Ended	For the Fiscal Year Ended
	June 30, 2009	Dec. 31, 2008	Dec. 29, 2007	Dec. 30, 2006
Consolidated Statements of Operations
Net revenues	$24,871.1	$87,471.9	$76,329.5	$43,821.4
Gross profit	5,052.2	18,290.4	16,107.7	11,742.2
Net earnings	886.5	3,212.1	2,637.0	1,368.9

	As of	As of the Fiscal Year Ended
	June 30, 2009	Dec. 31, 2008	Dec. 29, 2007	Dec. 30, 2006
Consolidated Balance Sheets
Total assets	$61,036.0	$60,959.9	$54,721.9	$20,574.1
Long-term debt	7,305.2	8,057.2	8,349.7	2,870.4
Shareholders’ equity	36,151.6	34,574.4	31,321.9	9,917.6

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN REALTY CAPITAL TRUST, INC.

Date: September 22, 2009	By:	/s/ Nicholas S. Schorsch
		Name:	Nicholas S. Schorsch
		Title:	Chief Executive Officer and Chairman of the Board of Directors

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